EXHIBIT 10.1

[LIFESTREAM LOGO]

                              CONSULTING AGREEMENT

THIS AGREEMENT, made this _14_ day of __April__, 2006, between CHRISTOPHER T. MAUS (herein "Consultant"), and LIFESTREAM TECHNOLOGIES, INC., a Nevada corporation, with offices at 570 S. Clearwater Loop, Building 1000, Suite D, Post Falls, ID 83854 (herein "Company").

1. Lifestream Technologies, Inc. (the "Company") agrees to hire you, Christopher Maus (the "Consultant") to assist the Company is in the business of developing and marketing its Cholesterol test device and other related products for both consumers and professionals. Your agreement shall be for a fixed period beginning April 14, 2006, and ending April 13, 2009.

2. Consultant will report to the Board of Directors and work directly with senior management and function in a business development role and carry out all necessary tasks for the success of the Company. Your duties as a consultant shall be to head up Strategic Financing and oversight of Product Development, with strategic responsibilities in corporate financing and oversight of the Company's product offering, as well as other services that may be deemed material to further business development pursuant to the business plan adopted by the Board.

Consultant shall at all times be an independent contractor of the Company and, except as expressly provided or authorized by this Agreement, shall have no authority to act for or represent the Company. The Consultant shall be responsible for the timely and professional performance of such services as contemplated by this Agreement.

The Company recognizes that Consultant now renders and may continue to render services to other clients, which do not conduct activities similar to those of the Company. Consultant shall be free to render services and the Company hereby consents thereto, as long as such service is not for a party who may be directly or indirectly in competition with the Company and that such service does not interfere with the services or the time necessary to render services to the Company. Consultant shall be required to devote all reasonable time and attention to the performance of his duties under this Agreement. The Consultant warrants that he has both the ability to fulfill the tasks contemplated and time to execute these tasks.

3. Your monthly consulting fee shall be $11,500 beginning April 14, 2006 and will be paid to you each month in two equal payments at the on the first and the fifteenth of each month. The Company agrees that such consideration shall be reviewed from time to time and adjusted as conditions may warrant; however, in no event, shall the consulting fee ever be less than $11,500.00.

4. The Company will pay or reimburse you for all reasonable and necessary out-of-pocket expenses incurred by you in the performance of your duties under this Agreement, subject to the presentment of appropriate vouchers in accordance with the Company's normal policies for expense verification.

5. The Company agrees to retain your services and to pay the amount due during the Term.

6. You agree that, except as permitted or directed by the Company, you will not, either during your consulting agreement or thereafter, divulge, furnish, or make accessible to anyone or use in any way (other than in ordinary course of business of the Company) any Confidential Information (as defined below). You acknowledge that the Confidential Information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and its predecessors, and that any disclosure or other use of such Confidential Information other than for the sole benefit of the Company would be wrong and would cause irreparable harm to the Company. For purposes of this Agreement, "Confidential Information" means information not generally known and proprietary to the Company or to a third party for whom the Company is performing work, including, without limitation, information concerning any patents or trade secrets, confidential or secret designs, processes, formulae, source codes, plans, devises or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential secret development or research work of the Company or any confidential or secret aspects of the business of the Company. Information shall cease to be Confidential Information

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from and after the date it becomes public information (other than as a result of your acts or the acts of your representative in violation of this Agreement).

The Company will not, however, be responsible for any claims, losses, damages or expenses, which are finally judicially determined to have resulted primarily from the Consultant's bad faith or from the Consultant's gross negligence. The Company also agrees that neither the Consultant nor any of your affiliates, nor any officer, director, employee or agent of the Consultant or any of your affiliates, nor any person controlling the Company or any of your affiliates, shall be have liability to the Company or in connection with such engagement except for any such liability for losses, claims, damages, liabilities or expenses incurred by us that result primarily from your bad faith or gross negligence. Notwithstanding the foregoing, the Company shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by the Consultant pursuant to Consultant's engagement by the Company.

7. This Agreement supersedes all prior agreements and understandings with respect to your employment with the Company, and all other past or current financial obligations under any other agreements are null and void.

8. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by both you and the Company. Notices pursuant to this Agreement should be in writing and shall be deemed given when received and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid. If to the Company, notice should be addressed to the Chairman of the Board of the Company at the Company's regular corporate address.

9. This Agreement shall not be assignable, in whole or in part, by you. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assignees and upon any person acquiring, by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business, and the successor shall be substituted for the Company under this Agreement.

10. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Coeur d'Alene, Idaho and conducted in accordance with the rules of the American Arbitration Association (the "Association") then in effect. The arbitrators shall have no power to award any punitive or exemplary damages; may construe or interpret but shall not ignore or vary the terms of this Agreement, and shall be bound by controlling law. Each party shall bear its own costs, including attorney fees, except that all costs of the arbitration, including the attorney's fees and costs of the prevailing party shall be paid by the non-prevailing party if the arbitrator determines that such party's claims or defenses were not brought in good faith and without reasonable basis therefore. Such arbitration award shall be enforceable in any court of competent jurisdiction.

The foregoing agreement shall be in addition to any rights that the Parties or any indemnified party may have at common law or otherwise, including, but not limited to, any right to contribution. The Company hereby consents to personal jurisdiction and service and venue in any court in which any claim that is subject to this agreement is brought against the Consultant or any other indemnified party.

If this letter Agreement accurately reflects our understanding and agreement, please sign the original and return it to me. The copy is for your file.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

CONSULTANT                                   COMPANY
----------------------------------------------------

                                             LIFESTREAM TECHNOLOGIES, INC.

By /s/ Christopher T. Maus                   By /s/ Matt Colbert
   -----------------------                      ----------------
Printed Name: Christopher T. Maus               Printed Name: Matt Colbert
                                                Its: President and CFO


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